SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                               (Amendment no. __)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                          SOUTHWALL TECHNOLOGIES INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           SOUTHWALL TECHNOLOGIES INC.
                              1029 Corporation Way
                           Palo Alto, California 94303
                                  -------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southwall Technologies Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 20, 1998, at 3:00 p.m. at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California, for the following purposes:

         1.    To elect directors to serve for the ensuing year.

         2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 26, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.


                                                   L. RAY CHRISTIE

                                                   /s/ L. RAY CHRISTIE
                                                   -----------------------------
                                                   Secretary

Palo Alto, California
April 20, 1998


ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                 PROXY STATEMENT

                                   ----------

                           SOUTHWALL TECHNOLOGIES INC.
                              1029 Corporation Way
                           Palo Alto, California 94303

                                   ----------

                 Information Concerning Solicitation and Voting


General

         The enclosed proxy is solicited on behalf of the Board of Directors of Southwall Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 20, 1998 (the "Annual Meeting"), at which stockholders of record on March 26, 1998 will be entitled to vote. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement (the "Proxy Statement"). On March 26, 1998, 7,618,095 shares of the Company's common stock (the "Common Stock"), $0.001 par value, were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by said stockholder.

         Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

         The Company intends to mail this proxy statement and the accompanying proxy card on or about April 20, 1998 to all stockholders entitled to vote at the Annual Meeting.


Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the

Secretary of the Company at the Company's principal executive office, 1029 Corporation Way, Palo Alto, California, 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by the holder of record attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.


Solicitation

         The Company will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telefax or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Martin M. Schwartz resigned as President and Chief Executive Officer of the Company in March 1998. Consequently, Mr. Schwartz will not be nominated as a director at the Annual Meeting.

         There are six nominees for the six positions on the Board of Directors of the Company (the "Board") authorized pursuant to the Company's Bylaws. Each of the six nominees listed below is currently a director of the Company and five members were elected by the stockholders at the last annual meeting. Dr. Yoshimichi Hase was appointed by resolution of the Board of Directors at its regularly scheduled meeting of the Board on May 21, 1997. The six candidates receiving the highest number of affirmative votes cast at the Annual Meeting will be elected directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

                                    NOMINEES

         Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for at least the last five years, certain other directorships held by them, and their ages as of March 31, 1998.

                 Name                                                  Age
                 ----                                                  ---
        Bruce  J. Alexander (2).....................................    53
        Yoshimichi Hase (1).........................................    59
        Thomas G. Hood..............................................    42
        Joseph B. Reagan (2)........................................    63
        Walter C. Sedgwick (1)(2)...................................    51
        J. Larry Smart (1)..........................................    50

--------------
(1)  Member of the Audit Committee.
(2)  Member of the Human Resources Committee.


                              ---------------------

         Mr. Alexander has served as a member of the Board of Directors of the Company since May 1981. In June 1997 he joined Black & Company and serves as President and Chief Executive Officer. From May 1994 to June 1997, he was with Needham & Co., Inc., an investment bank, most recently serving as a Managing Director. From January 1992 to May 1994, he was a General Partner with Materia Ventures, L.P., a venture capital firm investing in advanced materials companies. From March 1987 to July 1991, he was President and Chief Executive Officer of the Company. From February 1982 to March 1987, he held various offices with the Company, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer.

         Dr. Hase has served as a member of the Board of Directors of the Company since July 1997. Since 1996 he has served as the President of Teijin America, Inc. in New York, a wholly owned subsidiary of Teijin Limited, of Osaka, Japan. From 1964 to 1996 he served in various other positions with Teijin Limited or their subsidiaries, including serving as Director, Film Research Laboratories from 1991 to 1995 and Director, Corporate Strategy Department from June 1995 to May 1996.

         Mr. Hood has served as the Company's Interim President and Chief Executive Officer since March 1998. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President, General Manager International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. From September 1990 to October 1991, he was Vice President, Business Development. From June 1989 to September 1990, he served as Vice President, Glazing Laminates. Previously, from July 1981 to June 1989, he served in various positions with the Company including Director of New Product Development and Director of Engineering Development.

         Dr. Reagan has served as a member of the Board of Directors of the Company since June 1993, and previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a corporate officer and Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company.

         Mr. Sedgwick has served as a member of the Board of Directors of the Company since January 1979. Mr. Sedgwick has worked as a private investor for the past seven years.

         Mr. Smart has served as Chairman of the Board of Directors of the Company since March 1994 and as a director of the Company since July 1991. Since April 1997 Mr. Smart has served as President and Chief Executive Officer of
Visioneer, Inc. From July 1995 to February 1997, he served as Chairman, President and Chief Executive Officer for Stream Logic Corporation. From May 1994 to February 1995, he was President and Chief Executive Officer of Maxtor Corporation. From July 1991 to May 1994, he was President and Chief Executive Officer of the Company. From November 1987 to July 1991, he was Senior Vice President of SCI Systems, Inc. Mr. Smart also serves on the board of directors of Western Micro Technologies, Inc., Midisoft Corporation and International Manufacturing Services, Inc.

         The Board Of Directors recommends a vote "FOR" the election of all of the above nominees for election as directors.


                          BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company, which held eight meetings during 1997, currently has two standing committees, the Audit Committee and the Human Resources Committee. During 1997, each nominee for director attended more than 75% of the aggregate of the meetings of the Board and of the committees on which he served.

         The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants, reviews the results of the annual audit, and evaluates the Company's accounting systems and internal financial controls. The Audit Committee held two meetings during 1997.

         The Human Resources Committee is authorized to periodically make and review recommendations regarding employee compensation and to perform other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Human Resources Committee is also authorized to administer the Company's stock option plans. The Human Resources Committee held four meetings during 1997.

                              DIRECTOR COMPENSATION

         The Company paid during 1997, and currently pays its non-employee directors (other than the Chairman of the Board), an annual fee of $6,000 for their services as directors of the Company. In addition, each non-employee member of the Board, except the chairman, receives $800 plus expenses for each Board Meeting attended. Non-employee directors who serve on committees of the Board also receive $500 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended. The Company pays an annual fee of $24,000 to the Chairman of the Board.

         Board members are also eligible to receive options to purchase shares of Common Stock under the Company's 1997 Stock Incentive Plan. During 1997, the non-employee Board members received options to purchase the following number of shares: Mr. Alexander - 5,000 shares at an exercise price of $7.00 per share; Dr. Hase - 20,000 shares at an exercise price of $6.875 per share; Dr. Reagan - 5,000 shares at an exercise price of $7.00 per share; Mr. Sedgwick - 5,000 shares at an exercise price of $7.00 per share; and Mr. Smart - 5,000 shares at an exercise price of $7.00 per share. For option grants made to Mr. Hood, please see "Executive Compensation--Stock Options" below.

         No other compensation is paid to directors of the Company in respect of their services as directors.


                                   MANAGEMENT

         Set forth below is certain information regarding any executive officer of the Company who is not a director, including age and position as of March 31, 1998.

Name                                    Age   Position
----                                    ---   --------
L. Ray Christie ....................     53    Vice President, Chief Financial
                                               Officer and Secretary


         Mr. Christie has served as the Company's Vice President, Chief Financial Officer and Secretary since November 1996. From April 1996 to November 1996, he served as Controller for the Company. From November 1993 to March 1996, he served in various positions with a subsidiary of California Microwave, Inc., including Vice President Finance and Administration. From February 1990 to November 1993, he served as Controller for the Company. From June 1981 to January 1990 he served as Controller of the Farinon Division of Harris Corporation. From May 1969 to June 1981 he served in various positions of Potlatch Corporation, including Controller of their Packaging Division.

Security Ownership of Officers, Directors and Principal Stockholders

         The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of March 26, 1998 by
(i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) all directors, (iii) the Company's Named Executive Officers, and (iv) all current executive officers and directors as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                        Beneficial Ownership(1)
                                                       -------------------------
                                                                     Approximate
                                                       Number of     Percent of
Name and Address                                         Shares        Class
----------------                                         ------        -----
Teijin Limited (2)                                      825,000        10.8%
     6-7, Minami-honmachi, 1-chome
     Chuo-ku, Osaka 541, Japan

Ashley K. Carrithers (3)                                479,001         6.4%
     Crystal Island Ranch, Box 278
     Carbondale, CO 81623

Solutia, Inc. (4)                                       431,482         5.5%
     800 North Lindbergh Boulevard
     St. Louis, MO 63167

Advisory Clients of
     Dimensional Fund Advisors, Inc.                    421,900         5.6%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

Bruce J. Alexander (8)                                  137,476         1.8%

L. Ray Christie (8)                                      25,600          *

Thomas G. Hood (5)(8)                                    47,975          *

                                                        Beneficial Ownership(1)
                                                       -------------------------
                                                                     Approximate
                                                       Number of     Percent of
Name and Address                                         Shares        Class
----------------                                         ------        -----
Joseph B. Reagan (8)                                     46,283          *

Martin M. Schwartz (6)(8)                               150,649         2.0%

Walter C. Sedgwick (7)(8)                               189,281         2.5%

J. Larry Smart (8)                                      206,249         2.7%

All current officers and directors as a               1,122,747        13.6%
  group (15 persons) (5)-(8)

--------------
*    Less than one percent.


(1) The table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and the information contained in the footnotes to the table.

(2) Includes 158,000 shares that Teijin Limited had the right to acquire upon the exercise of warrants within 60 days of March 26, 1998.

(3) Includes 3,000 shares held by Mr. Carrithers' mother and 2,310 shares held by Mr. Carrithers' son.

(4) Includes 272,074 shares that Solutia, Inc. had the right to receive upon conversion of a convertible debenture within 60 days of March 26, 1998.

(5) Includes 100 shares held by Mr. Hood's daughter and 100 shares held by Mr. Hood's son.

(6)  Includes 3,000 shares held in a living trust owned by Mr. & Mrs. Schwartz.

(7)  Includes 17,272 shares held in trust for Mr. Sedgwick's son.

(8) For each such officer or director, the number includes shares that such officer or director had the right to acquire within 60 days of March 26, 1998 pursuant to outstanding options.

Certain Relationships and Other Transactions

         In 1989, the Company sold to Monsanto Company ("Monsanto") 300,000 shares of Common Stock for $2,100,000 and a $2,650,000 convertible debenture due May 31, 1999 which bears interest at 2% below prime, but not less than 7% nor more than 11%. On September 1, 1997, Monsanto completed a spin-off of the company's chemical business, creating a new company, Solutia, Inc. ("Solutia"), to which it transferred ownership of the convertible debenture. During 1997, the Company issued 13,282 shares of Common Stock to Monsanto and 11,581 shares of Common Stock to Solutia for payment of interest on the convertible debenture.

         On April 9, 1997, the Company signed a comprehensive set of collaborative agreements with a major supplier of raw materials to the Company, Teijin Limited of Osaka, Japan ("Teijin"). The agreements included purchase by Teijin of 667,000 shares of the Company's Common Stock at a price of $7.50 per share; a guarantee by Teijin of a $10 million loan for the Company; and agreement to collaborate to achieve closer marketing and product development ties between the two companies. The Company agreed to pay a loan guarantee fee to Teijin at the rate of .5625% per year on the outstanding balance of the loan guaranteed by Teijin. The Company paid a loan guarantee fee of $14,375 to Teijin during 1997. Teijin also received warrants to purchase an additional 158,000 shares of the Company's Common Stock at $9.00 per share within three years. Subsequent to these agreements, Dr. Yoshimichi Hase, President of Teijin America, Inc., a wholly owned subsidiary of Teijin, was appointed by resolution of the Board to the Board of Directors of the Company at the meeting of the Board on May 21, 1997. Also subsequent to the agreements, Teijin has become a customer of the Company for certain of its products, and the Company has acquired a license from Teijin for rights to manufacture and sell under certain patents owned by Teijin in Japan.

Executive Compensation

         The following Summary Compensation Table sets forth certain information concerning compensation earned by the Chief Executive Officer and each of the executive officers of the Company who earned salary and bonus for the 1997 fiscal year in excess of $100,000 for services rendered in all capacities to the Company (collectively, the "Named Executive Officers").

                                               SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                              Compensation
                                                    Annual                ----------------------
                                                 Compensation                    Awards
                                       ---------------------------------- ----------------------
                                                                              Securities
                                                    Salary       Bonus        Underlying              All Other
Name and Principal Position              Year       ($)(1)        ($)          Options (#)       Compensation($)(2)
                                       --------- ------------ ----------- ------------------  ------------------------
Martin M. Schwartz (3)                   1997      $232,427   $  1,948          20,000                $1,000
   President and Chief Executive         1996       198,846     70,000          96,500                 1,000
   Officer                               1995       189,894     30,000          30,000                   --

Thomas G. Hood (4)                       1997       167,379     33,548          30,000                 1,000
   Sr. Vice President, General           1996       132,899     75,815          40,800                 1,310
   Manager, Energy Products Division     1995       121,869     63,058           5,000                   930

William K. Woodrow (5)                   1997       153,172      1,948          30,000                 1,000
   Sr. Vice President, General           1996        74,348     13,154          60,000                 1,000
   Manager, Electronics
   Products Division

L. Ray Christie (6)                      1997       141,073     11,348          20,000                 1,000
   Vice President & Chief                1996        89,606     17,728          50,000                 1,000
   Financial Officer

---------------
(1) The amounts listed under Salary and Bonus include amounts deferred pursuant to the Company's 401(k) Plan.

(2) The amounts listed under "All Other Compensation" include the Company's matching contributions up to $1,000 per year, starting in 1996.

(3) Mr. Schwartz ceased employment as President and Chief Executive Officer in March 1998.

(4) Mr. Hood was promoted to the position of Interim President and Chief Executive Officer in March 1998.

(5) Mr. Woodrow ceased employment as Sr. Vice President, General Manager, Electronics Products Division in March 1998.

(6) Mr. Christie joined the Company in April 1996 and was promoted to Vice President and Chief Financial Officer in November 1996.

Stock Options

         The following table contains information concerning the grant of stock options made under the Company's 1997 Stock Incentive Plan for the 1997 fiscal year to the Named Executive Officers. No stock appreciation rights ("SARs") were granted during the fiscal year to such individuals.


                                             OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                                                                 Annual Rates of Stock
                                                                                                         Price
                                                                                                    Appreciation for
                                                    Individual Grants                                 Option Term (1)
                             ------------------------------------------------------------------ -------------------------
                                Number of       Percent of
                               Securities     Total Options
                               Underlying       Granted to
                                 Options       Employees in   Exercise Price    Expiration
   Name                      Granted (#)(2)    Fiscal Year      ($/Sh) (3)         Date          5% ($)      10% ($)
   ----                      --------------    -----------      ----------         ----          ------      -------
Martin M. Schwartz                20,000           5.2%           $6.875         05/21/07       $ 86,473     $219,140
Thomas G. Hood                    30,000           7.8             6.875         05/21/07        129,710      328,709
William K. Woodrow                30,000           7.8             6.875         05/21/07        129,710      328,709
L. Ray Christie                   20,000           5.2             6.875         05/21/07         86,473      219,140

---------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) Option grants were made under the Company's 1997 Stock Incentive Plan which is administered by the Human Resources Committee of the Board. The options vest in four equal annual installments, with the first such 25% installment vesting one year after the grant date. In the event of certain corporate transactions such as an acquisition or sale of assets of the Company, the outstanding options of the Company's Named Executive Officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the Human Resources
     Committee has the discretion to accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction. See also "Severance Agreements."

(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the Company's Common Stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.

Option Exercises and Holdings

         The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the 1997 fiscal year and unexercised options held as of the end of the 1997 fiscal year.

                                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                AND FISCAL YEAR-END OPTION VALUES

                                    Shares          Value       Number of Securities Underlying      Value of Unexercised
                                 Acquired on       Realized      Unexercised Options at Fiscal     in-the-Money Options at
             Name                Exercise (#)       ($)(1)                Year-End (#)              Fiscal Year-End ($)(2)
------------------------------- --------------- --------------- -------------- ---------------- -------------- ----------------
                                                                 Exercisable    Unexercisable    Exercisable    Unexercisable
                                                                 -----------    -------------    -----------    -------------
Martin M. Schwartz                  12,000         $49,996          68,561        173,938          $253,081       $325,027
Thomas G. Hood                       6,750          34,594          35,200         64,975           111,438         52,825
William K. Woodrow                       0               0          15,000         75,000            16,875         54,375
L. Ray Christie                          0               0          12,500         57,500            15,625         49,375

--------------------
(1) Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.

(2) Based on the fair market value of the Company's Common Stock at the end of the 1997 fiscal year ($7.00 per share) less the exercise price payable for such shares.


Severance Agreements

         The Company has entered into a series of severance agreements with its Named Executive Officers, pursuant to which they may become entitled to special benefits in connection with certain changes in control of the Company effected by merger, liquidation or tender offer.

         Under each of the agreements, a liquidation or acquisition of the Company may result in the immediate acceleration of vesting of the Named Executive Officers' outstanding options granted under the Company's option plans. Accordingly, should there occur a sale of substantially all of the Company's assets or an acquisition of the Company by merger or consolidation, then all options at the time held by each such officer will become immediately exercisable for fully-vested shares of Common Stock. However, such vesting acceleration will not occur to the extent the options are to be assumed by the acquiring entity.

         In the event that (i) the outstanding options are so assumed or the change in control is effected through the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer and (ii) the officer's employment is involuntarily terminated (other than for cause) within 18 months following such assumption or acquisition, then the vesting of any options at the time held by each officer granted under the Company's option plans will immediately accelerate.

         Involuntary termination is defined in each severance agreement as the officer's discharge or dismissal (other than for cause) or other termination of employment, whether voluntary or involuntary, following a material reduction in the officer's compensation or level of responsibilities, a change in the officer's job location without his or her consent or a material reduction in the officer's benefits and perquisites. Termination for cause includes any involuntary termination triggered by the executive officer's willful misconduct, gross negligence or unauthorized use or disclosure of trade secrets or other confidential information of the Company.

         In addition to the acceleration of vesting of each Named Executive Officer's outstanding options, such individual may become entitled to a lump sum severance payment upon his or her involuntary termination within 18 months after a change in control. Accordingly, to the extent that the spread on the officer's accelerated options (the excess of the market price, at the time of acceleration, of the shares of Common Stock for which the options are accelerated over the aggregate exercise price payable for such shares) does not exceed 2.99 times the officer's average W-2 wages from the Company for the five fiscal years preceding the fiscal year in which the change in control occurs, a cash severance payment will be provided to the officer. However, the cash payment will in no event exceed the lesser of (i) two times the sum of the executive officer's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year or (ii) the amount necessary to bring the total benefit package (acceleration plus severance) up to the "2.99 times average W-2 wages" limitation.

         In the event benefits had become due as of March 31, 1998 under the severance agreements currently in effect for the Named Executive Officers, the maximum cash amounts payable would be as follows: Mr. Hood, $540,487; and Mr. Christie, $313,230.

Compensation Committee Interlocks and Insider Participation

         All members of the Board participated in deliberations of the Board concerning executive compensation for fiscal year 1997. Mr. Schwartz, the Company's former President and Chief Executive Officer, was a member of the Board. The other members of the Board are Messrs. Alexander and Smart, former officers of the Company, and Messrs. Hase, Reagan and Sedgwick.

Report of the Human Resources Committee of the Board of Directors Concerning Executive Compensation

         It is the duty of the members of the Company's Board to set the base salary of certain executive officers and to administer the Company's benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. The Board acts pursuant to recommendations of the Human Resources Committee. The Company's 1997 Stock Incentive Plan, under which stock option grants may be made to such officers and other key employees, is administered by the Human Resources Committee. Mr. Schwartz abstained with respect to actions of the Board relating to his own compensation.

         For the 1997 fiscal year, the Board established the compensation payable to Mr. Schwartz, former President and Chief Executive Officer; Mr. Hood, Sr. Vice President, General Manager, Energy Products Division for 1997 fiscal year and current interim President and Chief Executive Officer; Mr. Woodrow, former Sr. Vice President, General Manager, Electronics Products Division; and Mr. Christie, Vice President, Chief Financial Officer and Secretary.

         General Compensation Policy. The Company's executive compensation policy is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, the Company strives to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive. Incentive compensation is provided in the form of cash bonuses and stock options. The Company anticipates that the compensation levels of its executive officers will generally be reviewed in the early part of each fiscal year.

         Factors. Several of the more important factors which were considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below.

         Base Salary. The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of the Company. Information regarding comparable salary levels is obtained from published surveys of companies which may or may not be in industries comparable to that of the Company. Generally, the Company targets base salaries at the mid-point of such market data.

         Annual Incentive Compensation. The annual pool of bonuses for executive officers is determined solely on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive's target bonus is based on achieving corporate objectives and the balance on achieving the executive's functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

         Long-Term Incentive Compensation. In 1997, the Human Resources Committee approved stock option grants to each of the Named Executive Officers under the Company's 1997 Stock Incentive Plan. The grants are designed to align the interests of each of the Named Executive Officers with those of the stockholders and provide each such individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer's type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

         CEO Compensation. The annual base salary for the 1997 fiscal year for the Company's former President and Chief Executive Officer, Mr. Schwartz, was established primarily on the basis of Mr. Schwartz's personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. Mr. Schwartz's 1997 salary was approximately at the midpoint of the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Schwartz, which were based upon his position and a subjective evaluation of his performance, were intended to place a significant portion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term.

         Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company does not believe that the components of the Company's compensation will be likely to exceed $1 million per year for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Company will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Company's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                          The Human Resources Committee


                          Joseph B. Reagan, Chairman
                          Bruce J. Alexander
                          Walter C. Sedgwick

                                PERFORMANCE GRAPH

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        Among Southwall Technologies Inc.
                    Media General Index and Peer Group Index


[The following descriptive is supplied in accordance with Rule 304(d) of Regulation S-T]


-------------------------------FISCAL YEAR ENDING-------------------------------
Company                       1992     1993     1994     1995     1996     1997

SOUTHWALL TECHNOLOGIES        100      58.33    45.83    70.83   104.17   116.67
INDUSTRY INDEX                100     123.00   108.73   143.98   159.98   187.25
BROAD MARKET                  100     114.79   113.84   147.60   178.25   231.46


                      ASSUMES $100 INVESTED ON JAN. 1, 1992
                           ASSUMES DIVIDEND REINVESTED
                          YEAR ENDED DECEMBER 31, 1997

                                   PROPOSAL 2

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS


         The Board has selected Price Waterhouse LLP as the Company's independent accountant for the year ending December 31, 1998, and has further directed that Management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1983. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. Nonetheless, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether to retain Price Waterhouse LLP. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Price Waterhouse LLP.

         The Board of Directors recommends a vote "FOR" the ratification of the selection of Price Waterhouse LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1998.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for the 1997 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders except that Mr. Schwartz had one late filing for three transactions, Mr. Hood had one late filing for one transaction and Mr. Reagan had one late filing for three transactions.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 22, 1998 in order to be included in the proxy statement and proxy relating to that meeting.


                                 OTHER BUSINESS

         The Company knows of no other business that may be presented for consideration at the Annual Meeting. If any other matters are properly presented to the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

         The Board hopes that Stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

                                             By Order of the Board of Directors

                                             /s/ L. RAY CHRISTIE
                                             -----------------------------------
                                             L. RAY CHRISTIE, Secretary


Palo Alto, California
April 20, 1998

                                                                      APPENDIX A

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          SOUTHWALL TECHNOLOGIES INC.

                         Annual Meeting of Stockholders
                                  May 20, 1998

     The undersigned hereby appoints Thomas G. Hood and L. Ray Christie, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California on May 20, 1998 at 3:00 p.m. PDT, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with the discretionary authority as to all other matters that may properly come before the meeting.

     Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 1998 (the "Proxy Statement").

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTPAID ENVELOPE.

-------------                                                      -------------
 SEE REVERSE                                                        SEE REVERSE
     SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
-------------                                                      -------------

                                  DETACH HERE


--- Please mark
 X  votes as in
--- this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PROPOSAL 2.

1. Election of Directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected.

     Nominees: Bruce J. Alexander,  Yoshimichi Hase,  Thomas G. Hood,  Joseph B.
               Reagan, Walter C. Sedgwick and J. Larry Smart
                    FOR                    WITHHELD
               []   ALL                 [] FROM ALL
                  NOMINEES                 NOMINEES

     []___________________________________________
          For all nominees except as noted above

2.   Ratification  of the  selection  of     FOR   AGAINST    ABSTAIN
     Price Waterhouse LLP as independent      []      []         []
     public  accountants  of the Company
     for Fiscal Year Ending December 31,
     1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    []

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.